Exhibit 99.1

Aspen Technology Announces Receipt of Unsolicited Acquisition Proposal from Emerson

Shareholders Advised to Take No Action Pending Review

BEDFORD, Mass. – November 5, 2024, Aspen Technology, Inc. (NASDAQ:AZPN) (“AspenTech” or “the Company”), a global leader in industrial software, today announced that its Board of Directors received an unsolicited, non-binding proposal letter, dated November 5, 2024, from Emerson Electric Co. (NYSE:EMR) (“Emerson”), to acquire all of the outstanding shares of common stock of the Company not already owned by Emerson for cash consideration of $240.00 per share.
Emerson and its affiliates currently own 57.4% of the Company’s outstanding common shares, based on their most recent Schedule 13D filing dated November 5, 2024.
The Board of Directors of AspenTech will follow an appropriate governance process and carefully review the proposal. No action is required by AspenTech shareholders at this time.
About Aspen Technology
Aspen Technology, Inc. (NASDAQ: AZPN) is a global software leader helping industries at the forefront of the world’s dual challenge meet the increasing demand for resources from a rapidly growing population in a profitable and sustainable manner. AspenTech solutions address complex environments where it is critical to optimize the asset design, operation and maintenance lifecycle. Through our unique combination of deep domain expertise and innovation, customers in asset-intensive industries can run their assets safer, greener, longer and faster to improve their operational excellence. To learn more, visit AspenTech.com.
Additional Information and Where to Find it
No tender offer for the shares of the Company has commenced at this time. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company, nor is it a substitute for any tender offer materials that the Company or Emerson may file with the U.S. Securities and Exchange Commission (the “SEC”). Subject to further developments, a solicitation and an offer to buy shares of the Company will be made only pursuant to an offer to purchase and related materials that Emerson may file with the SEC. If Emerson commences a tender offer for the outstanding shares of common stock of the Company that Emerson does not already own, Emerson will file a Tender Offer Statement on Schedule TO with the SEC, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND ANY OTHER RELEVANT TENDER OFFER MATERIALS, IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO ANY TENDER OFFER. The Solicitation/Recommendation Statement (if and when it becomes available), as well as any other documents filed by the Company in connection with any tender offer by Emerson, will be made available for free at the SEC’s website at www.sec.gov. In addition, free copies of these materials (if and when they become available) will be made available by the Company by mail to Aspen Technology, Inc., 20 Crosby Dr., Bedford, MA 01730, Attn: Investor Relations, by email at IR@aspentech.com or on the Company’s internet website at https://ir.aspentech.com.
Forward-Looking Statements
This communication contains forward-looking statements related to the Company, Emerson and the proposed acquisition by Emerson of the outstanding shares of common stock of the Company that Emerson does not already own (the “Transaction”), which involves substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “goal,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions.
Forward-looking statements are subject to certain risks, uncertainties, or other factors that are difficult to predict and could cause actual events or results to differ materially from those indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the proposed tender offer; the risk that the Company may not agree to a transaction with Emerson; the possibility that competing offers will be made; the effects of the proposed Transaction on relationships with employees, customers, other business partners or governmental entities; and other risks listed under the heading “Risk Factors” in the Company’s periodic reports filed with the SEC, including Current Reports on Form 8-K, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, as well as the Schedule 14D-9 that may be filed by the Company and the Schedule TO and related tender offer documents that may be filed by Emerson. You should not place undue reliance on these statements. All forward-looking statements are based on information currently available to the Company, and the Company disclaims any obligation to update the information contained in this communication as new information becomes available.
Investor Contact
William Dyke
Aspen Technology
+1 781-221-5571
IR@aspentech.com

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